Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-239704, 333-256961 and 333-265425) on Form S-8 and (No. 333-257803) on Form S-3 of our reports dated April 27, 2023, with respect to the consolidated financial statements of Accolade, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 27, 2023